CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Regulation A Offering Circular under the Securities Act of 1933 on Form 1-A of our report dated March 15, 2022, with respect to the audited balance sheets of Lee Pharmaceuticals, Inc. as of December 31, 2021 and September 30, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows for the three month period ended December 31, 2021 and each of the years in the two-year period ended September 30, 2021.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

June 30, 2022

3001 N. Rocky Point Dr. East, Suite 200 ● Tampa, Florida 33607 ● 813.367-3527